Exhibit 99.1
Sonder Holdings Inc. Announces Third Quarter 2024 Financial Results

Substantial Progress Made Across All Operational and Financial Initiatives

SAN FRANCISCO – February 12, 2025 – Sonder Holdings Inc. (Nasdaq: SOND) (“Sonder” or the “Company”), a leading global brand of premium, design-forward apartments and intimate boutique hotels serving the modern traveler, today announced its third quarter 2024 financial results and filed the related Quarterly Report on Form 10-Q, which can be found on the Company’s website at investors.sonder.com.

Third Quarter 2024 Financial Highlights1
•Revenue was $162 million, a 1% increase year-over-year
•RevPAR was $176, a 14% increase year-over-year
•Occupancy Rate was 85%, a 2 percentage point increase year-over-year
•Bookable Nights were 922,000, a 12% decrease year-over-year
•Net Loss was $(179) million, a 211% increase year-over-year, including a $58 million loss on preferred stock issuance and an $87 million change in fair value of the forward contract, related to the August 2024 Securities Purchase Agreements for $43 million of new convertible preferred equity
•Adjusted EBITDA2 was $(12) million, a 69% increase year-over-year
•Adjusted EBITDAR2 was $60 million, a 35% increase year-over-year
•Cash Used in Operating Activities was $(17) million, a 34% increase year-over-year
•Adjusted Free Cash Flow2 was $(11) million, a 33% increase year-over-year
•Total Cash, Cash Equivalents and Restricted Cash was $76 million, which included $49 million of restricted cash as of September 30, 2024
•Live Units were approximately 10,100 as of September 30, 2024
•Total Portfolio was approximately 11,200 as of September 30, 2024

“The third quarter was pivotal for Sonder. Our results demonstrate the meaningful progress we’re making to advance our core value drivers and generate increased revenue and cost efficiency. During the third quarter, our portfolio and cost optimization efforts drove year-over-year RevPAR growth of 14%, Adjusted EBITDA improvement of 69% and Adjusted Free Cash Flow improvement of 33%,” said Francis Davidson, Co-Founder and CEO of Sonder. “I am incredibly pleased with the pace and rigor of our process to fully integrate with Marriott International’s digital channels, including completing the first phase of integration in October. With our continued momentum and important additions to our leadership team, I am confident that Sonder is well positioned to deliver long term value for all stakeholders.”

Portfolio Optimization Program
As announced in November 2023, Sonder implemented a portfolio optimization program intended to mitigate losses related to certain underperforming properties and assess the Company’s portfolio of rents relative to current operations and the existing market rents. The Company made significant progress on the portfolio optimization program in the third quarter of 2024. Of the approximately 80 buildings, or 3,200 units, with finalized exit agreements as of June 10, 2024, the Company exited approximately 70 buildings, or 2,800 units, as of September 30, 2024. The Company expects to exit the remaining buildings throughout the remainder of 2024 and 2025.

Long-Term Strategic Licensing Agreement with Marriott International
As announced in August 2024, Sonder has entered into a long-term strategic licensing agreement with Marriott International, Inc. (NASDAQ: MAR) (“Marriott”). Through this strategic licensing agreement, Sonder’s properties are expected to be fully integrated with Marriott’s digital distribution channels, including Marriott.com and the Marriott Bonvoy mobile app, as a new collection called “Sonder by Marriott Bonvoy.” Sonder’s properties are also expected to participate in the highly regarded Marriott Bonvoy® travel platform with nearly 228 million members, and gain access to Marriott’s global sales organization. Sonder expects the strategic licensing agreement to deliver significant revenue opportunities and operating efficiencies for the Company.
1 $ figures represent metrics for the three months ended September 30, 2024, except where otherwise noted. % figures represent year-over-year growth for the three months ended September 30, 2024 compared to the three months ended September 30, 2023.
2 Adjusted EBITDA, Adjusted EBITDAR, and Adjusted Free Cash Flow are non-GAAP financial measures. See “Non-GAAP Financial Measures” for additional information on non-GAAP financial measures and a reconciliation to the most comparable GAAP measures

Exhibit 99.1

The Sonder by Marriott Bonvoy collection is now featured on Marriott.com and Sonder completed the first phase of its integration with Marriott in October 2024. At that time, Marriott Bonvoy members received early access to earn and redeem Marriott Bonvoy points when booking directly on Sonder.com. Sonder anticipates the full integration with Marriott’s digital channels will occur in 2025.

Strengthened Balance Sheet
In August 2024, Sonder announced that it had enhanced its liquidity profile by approximately $146 million to support its long-term profitable growth and the anticipated integration efforts under the strategic licensing agreement with Marriott. As announced in November 2024, Sonder now has access to a majority of this additional liquidity, and expects to have access to the remaining $12.5 million in 2025.

Property Expansion in Europe
Sonder opened the following new properties in the third quarter of 2024:
•The Sofia, a 36-unit property, offering studios with kitchenettes and in-unit laundry in the historic Atocha neighborhood in Madrid,
•The Manzoni, a 38-unit property, offering studios and one-bedroom apartments with kitchens and in-unit laundry in the Porta Romana neighborhood in Milan; and
•The Yvette, a 61-key hotel in the Porte de Versailles neighborhood of Paris, offers modern rooms near France’s largest exhibition center and only a short metro ride from central Paris.

Executive Leadership & Board of Directors Appointments
As announced in January 2025, Michael Hughes joined the Company as Chief Financial Officer, bringing with him a wealth of experience implementing business transformations and driving operational discipline at companies in real estate and hospitality. He was most recently the Chief Financial Officer of Spirit Realty Capital, Inc. Prior to that, Mr. Hughes served as Chief Financial Officer, at FelCor Lodging Trust Inc. and Vice President of Corporate Finance at Wyndham Hotels & Resorts, Inc.

Also announced in January 2025, Erin Wallace was appointed to the Sonder Board of Directors, with over three decades of operations expertise across the hospitality, entertainment and resort industries. She spent the majority of her career at The Walt Disney Company, where she held various senior executive roles. Ms. Wallace also served as Chief Operating Officer of Great Wolf Resorts, Inc., and as Chief Operating Officer of The Learning Care Group, Inc.

Additionally, Sonder announced it has transitioned to a structure with an independent director serving as the Board Chairperson, which is consistent with the Board’s focus on enhancing corporate governance. Janice Sears, who previously served as Lead Independent Director of the Board, has been appointed as Chairperson of the Board.

About Sonder
Sonder (NASDAQ: SOND) is a leading global brand of premium, design-forward apartments and intimate boutique hotels serving the modern traveler. Launched in 2014, Sonder offers inspiring, thoughtfully designed accommodations and innovative, tech-enabled service combined into one seamless experience. Sonder properties are found in prime locations in over 40 markets, spanning nine countries and three continents. The Sonder app gives guests full control over their stay. Complete with self-service features, simple check-in and 24/7 on-the-ground support, amenities and services at Sonder are just a tap away, making a world of better stays open to all.

To learn more, visit http://www.sonder.com or follow Sonder on Instagram, LinkedIn or X.

Download the Sonder app on Apple or Google Play.

Exhibit 99.1
Reconciliation of Non-GAAP Financial Measure: Reconciliation of Cash Used in Operating Activities to Adjusted Free Cash Flow

	Three months ended September 30,
(in thousands)	2024	2023
Cash used in operating activities	$(17,364)	$(12,988)
Cash provided by (used in) investing activities	114	(3,086)
FCF, including cash paid for lease terminations, restructuring, and professional fees	$(17,250)	$(16,074)
Cash paid for lease termination costs	1,566	—
Cash paid for restructuring costs	526	—
Cash paid for non-recurring professional fees	4,423	—
Adjusted FCF	$(10,735)	$(16,074)

Reconciliation of Non-GAAP Financial Measure: Reconciliation of Net Loss to Adjusted EBITDA

	Three months ended September 30,
(in thousands)	2024	2023
Net loss	$(179,391)	$(57,630)
Interest expense, net	9,256	6,423
Provision for income taxes	202	75
Depreciation and amortization expense	3,385	5,882
EBITDA	$(166,548)	$(45,250)
Stock-based compensation	1,614	4,924
Lease adjustment gains, net	(555)	(139)
Impairment loss	—	1,087
Loss on preferred stock issuance(1)	59,490	—
Change in fair value of forward contract	86,570	—
Restructuring and other related charges	1,304	12
Non-recurring professional fees	5,728	—
Adjusted EBITDA	$(12,397)	$(39,366)

(1) Includes $1.3 million associated with the preferred stock participation right.

Reconciliation of Non-GAAP Financial Measure: Reconciliation of Adjusted EBITDA to Adjusted EBITDAR

	Three months ended September 30,
(in thousands)	2024	2023
Adjusted EBITDA	$(12,397)	$(39,366)
Operating lease related rent charges	72,614	83,845
Adjusted EBITDAR	$60,217	$44,479

Exhibit 99.1

Definitions

RevPAR
Revenue Per Available Room (“RevPAR”) represents the average revenue earned per available night and can be calculated either by dividing revenue by Bookable Nights, or by multiplying Average Daily Rate by Occupancy Rate. Average Daily Rate represents the average revenue earned per night occupied and is calculated as Revenue divided by Occupied Nights. Occupancy Rate is calculated as Occupied Nights divided by Bookable Nights. Bookable Nights represent the total number of nights available for stays across all Live Units. This excludes nights lost to full building closures of greater than 30 nights. Occupied Nights represent the total number of nights occupied across all Live Units.

Live Units & Total Portfolio
Total Portfolio consists of Live Units and Contracted Units. Live Units are defined as units which are available for guests to book. Contracted Units are units for which Sonder has signed real estate contracts, but are not yet available for guests to book.

Non-GAAP Financial Measures

Adjusted EBITDA
Adjusted EBITDA is defined as net income (loss) as adjusted to eliminate the impact of net interest expense, provision for income taxes, depreciation and amortization expense, and certain other items as indicated. The exclusion of these items should not be interpreted as implying that these items are non-recurring, infrequent or unusual. The Company believes Adjusted EBITDA is meaningful to investors as it is the primary operating performance measure that the Company focuses on internally to evaluate its core operating performance. Adjusted EBITDA provides a consistent basis for comparison across reporting periods by excluding interest, taxes, depreciation and amortization, and certain one-time, non-recurring or non-operational items, such as lease adjustment gains, net, restructuring and other related charges, and professional fees related to discrete projects such as fees associated with the integration in connection with the strategic licensing agreement with Marriott and restatement activities. It serves as a key measure for the Company to align financial performance with its internal financial planning and analysis.

Adjusted EBITDAR
Adjusted EBITDAR is defined as Adjusted EBITDA adjusted for operating lease related rent charges. The Company believes Adjusted EBITDAR is meaningful to investors as it is an operating performance measure that further enables the Company to assess its operating performance independent of operating leases, offering insights into cash flow and performance.

Adjusted Free Cash Flow
Adjusted Free Cash Flow (“Adj. FCF”) represents cash used in operating activities plus cash used in investing activities, excluding the impact of lease terminations, restructuring, and non-recurring professional fee charges related to non-operational activities. The most directly comparable GAAP financial measures are cash used in operating activities when combined with cash used in investing activities. The Company believes Adj. FCF is meaningful to investors as it is the primary liquidity measure that the Company focuses on internally to evaluate its progress towards delivering sustainable positive free cash flow. Sonder’s Adj. FCF may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of these measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, this measure may not provide a complete understanding of the Company’s cash flow as a whole. As such, these measures should be reviewed in conjunction with the Company’s GAAP cash flow.

Exhibit 99.1
Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations or beliefs, as well as assumptions about future events. Forward-looking statements include all statements that are not historical facts and can generally be identified by terms such as “could,” "estimate," “expect,” “intend,” “may,” “plan,” "potentially," or “will” or similar expressions and the negatives of those terms. These statements include, but are not limited to, statements relating to the Company’s financial performance and initiatives, the numbers of units, the portfolio optimization program and cost optimization measures, operational and strategic initiatives, the Company’s integration efforts under its long-term strategic licensing agreement with Marriott, information concerning possible or assumed future financial or operating results and measures, and the experience of Sonder’s leadership team. These forward-looking statements are not guarantees of future performance, conditions or results. Actual results could differ materially from those expressed in or implied by the forward-looking statements due to a number of risks and uncertainties, including the risks and uncertainties described in the Company’s reports filed with the Securities and Exchange Commission, and under the heading “Risk Factors” in its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at www.sec.gov. The forward-looking statements contained herein are only as of the date of this press release. Except as required by law, the Company does not undertake any obligation to update or revise its forward-looking statements to reflect events or circumstances after the date of this press release.